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                                                                                 Exhibit 12

                                  TUCSON ELECTRIC POWER COMPANY
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                12 Months Ended
                                             ------------------------------------------------------
                                             Dec.31,     Dec. 31,    Dec. 31,   Dec. 31,   Dec. 31,
                                              2001        2000        1999        1998       1997
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                                                              - Thousands of dollars -
Fixed Charges:
  Interest on Long-Term Debt                 $61,218    $66,377    $66,836    $72,672    $66,247
  Other Interest (1)                           8,058      9,067     13,081     13,207      9,640
  Interest on Capital Lease Obligations (2)   90,348     92,658     82,414     81,823     83,019
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Total Fixed Charges                          159,624    168,102    162,331    167,702    158,906


Net Income                                    75,284     51,169     73,475     41,676     83,572


Less:
  Extraordinary Income and Accounting
    Change - Net of Tax                          470          -     22,597          -          -
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Net Income from Continuing Operations         74,814     51,169     50,878     41,676     83,572


Add (Deduct):
  Losses from Equity Investees                   700      1,543          -          -           -
  Income Taxes                                55,910     26,566     22,350     17,578     (22,104)
  Total Fixed Charges                        159,624    168,102    162,331    167,702     158,906
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Total Earnings before Taxes and
  Fixed Charges                             $291,048   $247,380   $235,559   $226,956    $220,374
===================================================================================================

Ratio of Earnings to Fixed Charges             1.823      1.472      1.451      1.353       1.387

 (1)  Excludes recognition of Allowance for Borrowed Funds Used during Construction.

 (2)  Amounts have been restated for years ended 2001 - 2000 to conform to current year's presentatio


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